Exhibit 10.92

PARTNERSHIP INTERESTS PURCHASE AGREEMENT

among
THE PRIME GROUP, INC.
an Illinois corporation,
HUNTLEY DEVELOPMENT COMPANY
an Illinois corporation,
PRIME/HUNTLEY MEADOWS RESIDENTIAL, INC.
an Illinois corporation,
PGLP HOLDINGS, L.L.C.
a Delaware limited liability company,
HORIZON GROUP PROPERTIES, INC.
a Maryland corporation,
HORIZON HUNTLEY FINANCE LLC,
a Delaware limited liability company

and
HORIZON HUNTLEY LLC
a Delaware limited liability company

Dated as of June 13, 2003

PARTNERSHIP INTERESTS PURCHASE AGREEMENT

THIS PARTNERSHIP INTERESTS PURCHASE AGREEMENT (this “Agreement”) is made as of June 13, 2003, by and among HORIZON HUNTLEY LLC, a Delaware limited liability company (“HHL”), HORIZON HUNTLEY FINANCE LLC, a Delaware limited liability company (“HHFL”; HHL and HHFL are sometimes referred to herein, collectively, as “Purchasers”, and individually, as a “Purchaser”), HORIZON GROUP PROPERTIES, INC., a Maryland corporation (“HGPI”), and THE PRIME GROUP, INC., an Illinois corporation (“PGI”), HUNTLEY DEVELOPMENT COMPANY, an Illinois corporation (“HDC”), PRIME/HUNTLEY MEADOWS RESIDENTIAL, INC., an Illinois corporation (“P/HMRI”), and PGLP HOLDINGS, L.L.C., a Delaware limited liability company (“PGLP Holdings”; PGI, HDC, P/HMRI and PGLP Holdings are sometimes referred to herein, collectively, as “Sellers”, and, individually, as a “Seller”).

WITNESSETH:

WHEREAS, PGI is the sole limited partner, with a ninety-nine percent (99%) interest, in Huntley Development Limited Partnership, an Illinois limited partnership (“HDLP”), and HDC is the sole general partner, with a one percent (1%) interest, in HDLP; and

WHEREAS, each of P/HMRI and PGLP Holdings is a general partner, with a fifty percent (50%) interest, in Huntley Meadows Residential Venture, an Illinois partnership (“HMRV”; HDLP and HMRV are sometimes referred to herein, together, as the “Partnerships” and individually, as a “Partnership”); and

WHEREAS, the Partnerships hold the real estate (the “Real Property”) and other assets (the “Other Assets”) identified or described on Exhibit A attached hereto; and

WHEREAS, HDLP is the borrower under a loan (the “Beal Loan”) described on Exhibit A attached hereto made to the Partnerships by Lender (defined below), the repayment of which is secured by a mortgage on the Real Property owned by HDLP; and

WHEREAS, Horizon Group Properties, Inc., a Maryland corporation, owns a 3.25% interest (the “Current Net Profits Interest”) in the Partnerships’ rights to Net Profits (as defined herein), pursuant to the terms of the Horizon Net Profits Assignment (as defined herein); and

WHEREAS, Purchasers desire to purchase and acquire from Sellers, and Sellers desire to sell, convey, assign and transfer to Purchasers, all of the partnership interests in each Partnership held by Sellers, subject to the (i) the Beal Net Profits Interest (as defined herein), (ii) the Skoien Participation Interest (as defined herein), (iii) the Prime Participation Interest (as defined herein), and (iv) the Current Net Profits Interest, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

1.                                       DEFINITIONS.

1.1                                 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” shall mean this Agreement, together with the Exhibits, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Law” shall mean all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations, and ordinances of any Governmental Authority and common law duties, (ii) Consents of any Governmental Authority and (iii) orders, decisions, rulings, judgments, directives or decrees of any Governmental Authority.

“Assignments” shall have the meaning specified in Section 2.3(b).

“Beal Loan” shall have meaning specified in the Recitals and shall be the loan further described on Exhibit A attached hereto.

“Beal Loan Mortgage” shall mean that certain Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of October 27, 1999, or similar instrument, as amended from time to time, executed and delivered by HDLP in favor of Lender to secure the repayment of the Beal Loan and other obligations under any other Beal Mortgage Loan Document.

“Beal Mortgage Loan Documents” shall mean the Beal Loan Mortgage and all other agreements and other documents evidencing or securing repayment of the Beal Loan.

“Beal Net Profits Assignment” means that certain Amended and Restated Agreement and Assignment of Net Profits Interest, dated as of October 27, 1999, among the Partnerships and Lender, as amended by that certain First Amendment to Amended and Restated Agreement and Assignment of Net Profits Interest, dated as of January 30, 2002, among the Partnerships and Lender (the “First Beal Assignment Amendment”).

“Beal Net Profits Interest” means the interest held by Lender in Net Profits pursuant to the Beal Net Profits Assignment and documents executed in connection therewith.

“Beal Net Profits Mortgage” shall mean that certain Mortgage, Security Agreement and Assignment of Leases and Rents, dated as of December 18, 1995, or similar instrument, as amended from time to time, executed and delivered by HDLP in favor of Lender to secure the obligations of HDLP under the Beal Net Profits Assignment.

“Business Day” shall mean any day that is not a Saturday, a Sunday, or a day on which banking institutions in the City of Chicago, Illinois, are authorized or required by law to close.

“Closing” shall have the meaning specified in Section 2.3(a).

“Closing Date” shall have the meaning specified in Section 2.3(a).

“Consent” shall mean any consent, approval, authorization, waiver, permit, grant, franchise, license, exemption or order of, or any registration, certificate, qualification or declaration to any Person.

“Extended Outside Closing Date” shall have the meaning specified in Section 2.3(a).

“Governmental Authority” shall mean any nation or government, and any state or political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any court, tribunal or arbitrator of competent jurisdiction, and any self-regulatory organization.

“HDC” shall have the meaning specified in the Preamble.

“HDLP” shall have the meaning specified in the Recitals.

“HDLP P/S Agreement” means the Agreement of Limited Partnership of HDLP, dated as of May 29, 1991, as amended from time to time.

“HGPI” shall have the meaning specified in the Preamble.

“HHFL” shall have the meaning specified in the Preamble.

“HHL” shall have the meaning specified in the Preamble.

“HMRV” shall have the meaning specified in the Recitals.

“HMRV P/S Agreement” means the Partnership Agreement of HMRV, dated as of March 7, 1990, as amended from time to time.

“Horizon Loan” means that certain loan in the original principal amount of One Million Three Hundred Thousand and no/100 Dollars ($1,300,000.00) made by HGPI to the Horizon Loan Borrowers, the repayment of which is evidenced by that certain Horizon Loan Note.

“Horizon Loan Borrowers” means Retail Partners, Inc., an Illinois corporation, and Retail Partners Limited Partnership, an Illinois limited partnership.  The Horizon Loan Borrowers are affiliates of, and under common control with, Sellers.

“Horizon Loan Documents” means the Horizon Loan Note, the Horizon Net Profits Assignment, the Horizon Pledge Agreement, the Horizon Loan Guaranty and all other agreements and documents evidencing or securing repayment of the Horizon Loan.

“Horizon Loan Guaranty” means that certain Guaranty, dated as of March 14, 2003, issued by PGI, Prime Group Limited Partnership, Prime Group II, L.P., PGLP, Inc. and Prime International, Inc. in favor of HGPI.

“Horizon Loan Note” means that certain Promissory Note, dated March 14, 2003, by Retail Partners, Inc., an Illinois corporation, and Retail Partners Limited Partnership, an Illinois limited partnership, payable to the order of HGPI.

“Horizon Net Profits Assignment” means that certain letter agreement, dated March 14, 2003, from the Partnerships and PGI to HGPI, as accepted and agreed to by HGPI, pursuant to which the Partnerships assign to HGPI a certain percentage of the Partnerships’ interests in Net Profits.  The “Horizon Net Profits Assignment” shall include the percentage of the Partnerships’ interests in Net

Profits that were assigned to HGPI prior to the date hereof and any additional percentage of the Partnerships’ interests in Net Profits that is assigned to HGPI from and after the date hereof pursuant to the letter agreement referenced in the immediately preceding sentence.

“Horizon Pledge Agreement” means that certain Pledge and Security Agreement, dated as of March 14, 2003, between the Horizon Loan Borrowers, as pledgors, and HGPI, as pledgee.

“Lender” shall mean Beal Bank, S.S.B., a savings bank organized under the laws of the State of Texas.

“Lien” shall mean any lien (statutory or other), pledge, mortgage, deed of trust, assignment, deposit arrangement, priority, security interest, adverse claim, charge or encumbrance or other preferential arrangement of any kind or nature whatsoever, any agreement to give or refrain from giving any lien, pledge, mortgage, security interest, charge or other encumbrance of any kind, any conditional sale or other title retention agreement, any lease in the nature of any of the foregoing and the filing or existence of any financing statement or other similar form of notice under the laws of any jurisdiction or any security agreement authorizing any Person to file such a financing statement, whether arising by contract, operation of law, or otherwise.

“Mortgages” shall mean the Beal Loan Mortgage, the Beal Net Profits Mortgage and the Series B TIF Bonds Mortgage.

“Net Cash Flow” means, with respect to either Partnership, the excess, if any, as of such date, of (a) the gross cash receipts of such Partnership from the Closing Date or the Extended Closing Date, as applicable, from all sources whatsoever, including, without limitation, the following:

(i)                                     all rents, revenues, income and proceeds derived by such Partnership from its operations, including, without limitation, distributions received by such Partnership from any Person in which such Partnership has an interest; (ii) all proceeds and revenues received by such Partnership on account of any sales of property of such Partnership or as a refinancing of or payments of principal, interest, costs, fees, penalties or otherwise on account of any borrowings or loans made by such Partnership or financings or refinancings of any property of such Partnership or sale of any of the Series C TIF Bonds or sale of any tax increment financing bonds hereafter issued with respect to any of the Real Property; (iii) the amount of any insurance proceeds and condemnation awards received by such Partnership; (iv) any reduction in the cash amounts previously reserved by the Partnership and described in subsection (b)(v) below, if Purchasers determine that such amounts are no longer needed; (v) the return of cash collateral pledged with respect to the Series B TIF Bonds or the Series C TIF Bonds; and (vi) the proceeds of liquidation of such Partnership’s property, over (b) the sum of:

(i) all operating costs and expenses of such Partnership and capital expenditures paid (without deduction, however, for any capital expenditures, charges for depreciation or other expenses not paid in cash or expenditures from reserves described in (v) below); (ii) to the extent not included in any other clause of this subparagraph (b), all costs and expenses expended or paid during such period in connection with the sale or other disposition, or financing or refinancing, of property of such Partnership or the recovery of insurance or condemnation proceeds; (iii) to the extent not included in any other clause of this subparagraph (b), all debt service, including principal and interest, paid on all indebtedness of such Partnership, including any payments made or cash collateral pledged pursuant to the terms of the Beal Loan, the Series B TIF Bonds and the Series C TIF Bonds; (iv) all capital contributions, advances, reimbursements or similar payments made to any Person in which such Partnership has an interest; (v) any increases in mandatory reserves required by third parties necessary for debt service or other purposes for such Partnership or any Person in which such Partnership has an interest; and (vi) any payments made pursuant to the terms of the Beal Net Profits Interest.

“Net Profits” shall have the meaning specified in the Beal Net Profits Assignment.

“Notices” shall have the meaning specified in Section 8.1.

“Obligations” shall have the meaning specified in Section 8.12.

“Organizational Documents” shall mean (a) with respect to any corporation, the certificate of incorporation or articles of incorporation and by-laws of such corporation, (b) with respect to any limited partnership, the certificate of limited partnership and agreement of limited partnership of such limited partnership, (c) with respect to any limited liability company, the certificate of formation or certificate of organization and limited liability company agreement or operating agreement of such limited liability company, and (d) with respect to any general partnership, the partnership agreement of such general partnership.

“Other Assets” shall mean those assets specified in Exhibit A attached hereto under the caption “Other Assets.”

“Outside Closing Date” shall have the meaning specified in Section 2.3(a).

“Permitted Exceptions” shall mean (i) the Mortgages and all other covenants, agreements, encumbrances set forth on Exhibit A or Exhibit B and other immaterial matters of record relating in or affecting the Real Property or any portion thereof, (ii) all Liens and other matters of title identified or reflected in the Title Commitment, (iii) the Beal Net Profits Assignment and the Beal Net Profits Interest, (iv) the Horizon Net Profits Assignment and the Current Net Profits Interest, and (v) the Skoien Participation Interest.

“Person” shall mean any individual, trustee, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, limited partnership and other entity or any Governmental Authority.

“PGI” shall have the meaning specified in the Preamble.

“PGI Employees” shall have the meaning specified in Section 5.6(a).

“PGLP Holdings” shall have the meaning specified in the Preamble.

“P/HMRI” shall have the meaning specified in the Preamble.

“Prime Approved Contributions” means any capital contributions made by Purchasers to the Partnerships that are used to make or maintain improvements to the Real Property or the Other Assets or for any other good faith business purpose directly related to or for the benefit of the Real Property or the Other Assets.

“Prime Participation Interest” means the interest in the Partnerships and the cash flow generated from the portion of the Partnership retained by Sellers as more fully described in Section 2.5 of this Agreement.

“Purchase Price” shall have the meaning specified in Section 2.2.

“Purchaser” or “Purchasers” shall have the meaning set forth in the Preamble.

“Real Property” shall have the meaning specified in the Recitals and generally described on Exhibit A attached hereto.

“Seller” or “Sellers” shall have the meaning set forth in the Preamble.

“Sellers’ Knowledge” shall mean the actual knowledge without investigation of Messrs. Michael W. Reschke, Mark K. Cynkar, Bohdan Hirniak and Philip Waters, but excluding Mr.  Gary J. Skoien.

“Seller Transaction Documents” shall have the meaning specified in Section 3.1.

“Series B TIF Bonds” shall mean those certain $14,000,000 Tax Increment Allocation Revenue Bonds (Huntley Redevelopment Project), Series B-1995.

“Series B TIF Bonds Mortgage” shall mean that certain Amended and Restated Mortgage and Security Agreement, dated as of December 14, 1999, or similar instrument, as amended from time to time, executed and delivered by HDLP in favor of First Trust National Association (f/k/a U.S. Bank National Association), as Trustee for the holders of the Series B TIF Bonds, to secure the payment of amounts due under the Series B TIF Bonds.

“Series C TIF Bonds” shall mean the $24,405,000 Tax Increment Allocation Revenue Bonds (Huntley Redevelopment Project), Series C-1995 (the “Series C TIF Bonds”) issued by the Village of Huntley, Illinois.

“Skoien Participation Interest” means the participation interest in the cash flow generated from the Partnerships held by Gary J. Skoien, as more fully described in that certain letter agreement, dated as of June 11, 2003, among Gary J. Skoien, HDLP and HMRV.

“Subject Partnership Interests” shall have the meaning specified in the Section 2.1.

“Tax” or “Taxes” shall mean all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, add on or alternative minimum, occupancy, withholding, payroll, employment, social security, excise, severance, stamp, value added, occupation, premium, property (including, without limitation, real property and any assessments, special or otherwise), windfall profits, customs, duties or other taxes of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Tax Returns” shall mean all returns (including information returns), declarations, reports, statements and other documents required by a Governmental Authority to be filed with respect to a Tax.

“Transaction Documents” shall mean this Agreement and all other agreements and instruments to be executed and delivered by any one or more of the parties hereto in connection with the consummation of the transactions contemplated hereby and thereby.

1.2                                 Headings; Construction and Interpretation. The headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and are not to be considered in construing or interpreting this Agreement.  All section, preamble, recital, exhibit, schedule, disclosure schedule, annex, clause and party references are to this Agreement unless otherwise stated.  No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

2.                                       SALE AND PURCHASE.

2.1                                 Sale of the Subject Interests.  On the Closing Date, and upon the terms and subject to the conditions set forth in this Agreement, Sellers shall sell, transfer and assign to the Purchasers, and Purchasers shall purchase and acquire from Sellers, all of the partnership interests in each Partnership (the “Subject Partnership Interests”) for (i) the aggregate purchase price of Nine Million Three Hundred Thousand Dollars ($9,300,000.00) (the “Purchase Price”) and (ii) the assumption by Purchasers of the Permitted Exceptions and all of the liabilities and obligations of the Partnerships described or listed in Exhibit A, Exhibit B or Exhibit E attached hereto.  The Purchasers acknowledge and agree that they are purchasing the Subject Partnership Interests, and accordingly, are acquiring the equity interests in, and, indirectly, assets of, the Partnerships, subject to all of the Permitted Exceptions.  In addition, Purchasers shall grant at the Closing the Prime Participation Interest, as more fully described in Section 2.5 hereof.  The Purchase Price shall be paid at the Closing by wire transfer of immediately available funds to an account specified by Sellers not less than one (1) Business Day prior to the Closing Date; provided, however, a portion of the Purchase Price shall be paid by Purchasers to HGPI as a partial repayment of the Horizon Loan such that, after the Closing, the outstanding principal amount of the Horizon Loan shall be Five Hundred Thousand Dollars ($500,000.00).

[2.2                             Reserved.]

2.3                                 Closing.

(a)                                  Subject to Section 5.3, the closing of the purchase and sale of the Subject Partnership Interests pursuant to this Agreement (the “Closing”) shall take place on a date (the “Closing Date”) and at a time mutually acceptable to Seller and Purchasers, but not later than 12:00 p.m., Chicago time, on June 13, 2003 (the “Outside Closing Date”), provided all of the conditions set forth in Section 6 hereof shall have been satisfied or duly waived, or at such other time and date as the parties hereto shall agree.  Notwithstanding the foregoing, if the Closing does not occur prior to the Outside Closing Date, the Outside Closing Date shall automatically be extended to any date designated in a written notice by Sellers after the Outside Closing Date, provided, such date shall not be later than July 15, 2003 nor earlier than forty-eight hours after Sellers provide such written notice (the date to which the Outside Closing Date is extended is referred to as the “Extended Outside Closing Date”); and provided, further, that Sellers shall pay $2,400.00 to Purchasers for each day the Closing Date is extended past June 13, 2003 or if the Closing occurs, the Purchase Price shall be reduced by any such amount.  The Closing shall take place at the offices of Sellers, or at such other place as the parties hereto shall agree.  In the event the Closing does not occur on or before the Outside Closing Date (or, if applicable, the Extended Outside Closing Date) for any reason other than a default by Sellers of their obligations under this Agreement, Sellers may terminate this Agreement by the delivery to Purchasers of written notice of termination, in which event this Agreement, and the rights and obligations of the parties hereunder, shall immediately terminate and be of no further force or effect.

(b)                                 At the Closing, Sellers and Purchasers shall deliver to one another one or more Assignment of Partnership Interests and Assumption (the “Assignments”), in a form reasonably acceptable to Purchasers and Sellers, duly executed on behalf of the appropriate Seller or Sellers and Purchaser or Purchasers, pursuant to which Sellers transfer or assign to Purchasers, in the aggregate, the Subject Partnership Interests, and Purchasers assume, and agree to pay, perform and discharge when due, the Permitted Exceptions and the liabilities and obligations of the Partnerships described or listed in Exhibit A, Exhibit B or Exhibit E attached hereto.

2.4                                 Prorations.  There shall be no prorations in connection with the transactions contemplated by this Agreement.

2.5                                 Prime Participation Interest.

(a)                                  At the Closing, Purchasers shall grant to Sellers, or shall cause the Partnerships to grant to Sellers (or a person or persons or entity or entities designated by Sellers), the Prime Participation Interest, which shall consist of a participation interest in the Net Cash Flow distributed or deemed distributed to Purchasers from either of the Partnerships equal to twenty-six percent (26.0%) of the cash distributed or deemed distributed to Purchasers from either of the Partnerships (excluding distributions (i) payable to Horizon pursuant to the terms of the Current Net Profits Interest or (ii) payable to Gary J. Skoien pursuant to the terms of the Skoien Participation Interest) in excess of the Purchase Price plus all Prime Approved Contributions advanced by either Purchaser to either of the Partnerships after the Closing Date, plus a return on each amount calculated at forty percent (40.0%) per annum from the date such amount is paid, contributed or incurred, as the case may be, compounded quarterly; provided, however, that the aggregate amount that may be received pursuant to the Prime Participation Interest shall not exceed Five Million Dollars ($5,000,000.00).  For purposes of this Section 2.5(a), amounts of Net Cash Flow resulting from a capital transaction providing net proceeds in excess of $100,000 to the Partnerships shall be deemed distributed on the Business Day following the receipt of such net proceeds by the

Partnerships.

(b)                                 Purchasers shall cause the Partnerships to distribute to Sellers any amounts due to Sellers pursuant to Section 2.5(a) on a semi-monthly basis.

(c)                                  Neither Purchaser shall sell, assign, convey or otherwise transfer all or any portion of the Real Property, the Series C TIF Bonds or other assets or interests of either Partnership to any Person affiliated directly or indirectly with either Partnership, either Purchaser or HGPI, unless Purchasers receive at the time of such sale, assignment, conveyance or other transfer an amount in cash equal to the fair market value of such property.

(d)                                 Purchasers shall not cause or permit either Partnership to pay any fees or expenses (including any management, consulting, service, advisory, brokerage or other fee) to any Person affiliated directly or indirectly with either Partnership, either Purchaser or HGPI, except for all costs of employees, including bonus, commissions and benefits and other allocable costs and expenses, which shall be charged to the Partnerships in a manner consistent with past practices.

(e)                                  If either Partnership or Purchaser sells, transfers or otherwise disposes of any profit, participation or other similar interest in the profits or cash flows of either Partnership, then the proceeds of such sale, transfer or disposition shall be deemed Net Cash Flow distributed to Purchasers for purposes of Section 2.5(a).

(f)                                    Purchasers shall provide to Sellers by the 20th day following the end of each calendar quarter (i) the same information to be provided to Beal Bank pursuant to Section 1(j) of the Beal Net Profits Assignment (whether or not such Assignment is in effect) and (ii) a description and quantification of all Prime Approved Contributions made during the quarter then ended.  Sellers shall have the right to audit such information at reasonable times and upon reasonable notice, at Sellers’ sole expense.

3.                                       REPRESENTATIONS AND WARRANTIES OF SELLERS.

To induce Purchasers to enter into this Agreement, each Seller hereby, jointly and severally, represents and warrants to Purchasers as follows:

3.1                                 Organization and Qualification of Sellers.  Each Seller is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the requisite power and authority to enter into and perform its obligations under this Agreement and under the Transaction Documents required to be executed and delivered by such Seller pursuant to this Agreement (the “Seller Transaction Documents”).

3.2                                 Organization and Qualification of HDLP. HDLP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Illinois, has the requisite power and authority to own or use its properties and assets that it currently owns and uses and to conduct its business as now conducted, and is duly qualified or licensed to do business in each jurisdiction in which the character of the properties or assets owned, used or operated by it or the nature of its activities makes such qualification or licensing necessary.

3.3                                 Organization and Qualification of HMRV. HMRV is a partnership duly organized and validly existing under the laws of the State of Illinois, has the requisite power and authority to own or use its properties and assets that it currently owns and uses and to conduct its business as now conducted, and is duly qualified or licensed to do business in each jurisdiction in which the character of the properties or assets owned, used or operated by it or the nature of its  activities  makes such qualification or licensing necessary.

3.4                                 Authorization; Binding Obligations. The execution, delivery and performance by each Seller of its obligations under this Agreement and each of the other Seller Transaction Documents, and the consummation by each Seller of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on such Seller’s part.  The sale, transfer, assignment and delivery of the Subject Partnership Interests as contemplated hereunder at Closing have been duly authorized, or will be duly authorized prior to the Closing, by each Seller.

3.5                                 Enforceability.  Each of the Seller Transaction Documents constitutes, or when executed and delivered by each Seller will constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

3.6                                 Non-Contravention.  Except for any Consent of the Lender to the transactions contemplated hereby, as may be required pursuant to the applicable terms of the Mortgage Loan Documents:

(a)                                  No Seller nor either Partnership is required to give any notice to, or obtain any approval, Consent, ratification, waiver or other authorization from, any Person or any Governmental Authority in connection with the execution, delivery or performance of the Seller Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

(b)                                 Neither the execution and delivery of the Seller Transaction Documents nor the consummation or performance of any of the transactions contemplated hereby or thereby will, directly or indirectly:

(i)                                     breach or conflict with (A) any provision of the Organizational Documents of any Seller or any Partnership, (B) any resolution adopted by the partners, directors, shareholders, members or managers of any Seller or any Partnership or (C) any agreement to which any Seller or either Partnership is a party or by which it is bound;

(ii)                                  breach or conflict with, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Applicable Laws to which any Seller or either Partnership may be subject; or

(iii)                               result in the imposition of any Lien upon or with respect to any Seller, either Partnership or the Subject Partnership Interests.

3.7                                 Financial Statements.  The financial statements of the Partnerships attached hereto as Exhibit D (which are prepared as of December 31, 2002 and March 31, 2003), are true, correct and complete in all material respects and fairly present the financial circumstances of the Partnerships as of such respective dates.

3.8                                 Validity of Subject Partnership Interests. Each Seller is the sole record and beneficial owner of the Subject Partnership Interests as described in the Recitals.  The Subject Partnership Interests have been duly authorized and duly and validly issued by the applicable Partnership, are fully paid and non-assessable, and are, and at the Closing shall be, free and clear of any Liens created by, through or under any Seller, except the Permitted Exceptions.

3.9                                 Beal Mortgage Loan Documents.

(a) The Beal Mortgage Loan Documents (excluding officer’s certificates and other non-material documents) are listed on Exhibit B attached hereto.  Each Beal Mortgage Loan Document is in full force and effect and is valid and enforceable in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.  To Sellers’ Knowledge, each Seller and each Partnership is in compliance in all material respects with each Beal Mortgage Loan Document to which it is a party, and all payments due and owing pursuant to the terms of the Beal Loan have been paid.  To Sellers’ Knowledge, each other Person that is a party to any Mortgage Loan Document is in compliance with all material terms of such Beal Mortgage Loan Documents to which it is a party.

(b)                                 Sellers represent and warrant that the Total Approved Contributions (as defined in the Beal Net Profits Assignment) are not less than $11,400,000.00 as of the date of this Agreement.

3.10                           Employees. Neither Partnership has any employees.

3.11                           Employee Benefit Plans.  Neither Partnership maintains, sponsors or participates in, or is a party to, any pension, retirement, employee benefit, profit sharing or similar trust, plan or agreement established pursuant to the Employee Retirement Income Security Act of 1974, as amended, or any contract or collective bargaining agreement with any labor union or other labor organization.

3.12                           Litigation. To Sellers’ Knowledge, except as set forth on Exhibit C attached hereto, there are no pending or threatened claims, actions, suits, labor disputes, grievances, administrative or arbitration or other proceedings or investigations against either Partnership or their respective assets or properties before or by any Governmental Authority.

3.13                           Asset and Liabilities.

(a)                                  Neither Partnership owns any significant assets other than the Real Property, the Other Assets and any other assets identified on Exhibit A, and other assets related thereto.

(b)                                 To Sellers’ Knowledge, neither Partnership has any liabilities or obligations, known or unknown, fixed or contingent, in excess of $25,000 on an individual basis, other than (i) the liabilities or obligations evidenced, set forth in or contemplated by the Mortgages, the Beal Mortgage Loan Documents, the Beal Net Profits Assignment, the Beal Net Profits Interest, the Horizon Net Profits Assignment, the Current Net Profits Interest and the Skoien Participation

Interest, (ii) the liabilities, obligations or commitments referred to in this Agreement or otherwise specified on Exhibit A or Exhibit B, and (iii) the liabilities and obligations reflected on Exhibit E.  To Sellers’ Knowledge, all of the agreements set forth on Exhibit A are in full force and effect, and Sellers have not received any written notice that any of such agreements is in default.  If any non-disclosed liability is covered by any of Sellers’ insurance policies, Sellers shall cooperate with Purchasers in order to ensure that the carrier of such insurance policy shall pay any amounts for such liability.

3.14                           Taxes.  Each Partnership has filed all Tax Returns which are required to have been filed and has paid all Taxes which have become due as shown on such Tax Returns or pursuant to any assessments received with respect thereto.  The Tax Returns are true and correct in all material respects.  Each Partnership has timely paid or made provision and will timely pay or make provision for all Taxes which have been or will be shown as due and payable on such Tax Returns, and neither Partnership is delinquent in the payment of any Tax or in the filing of any Tax Returns, and no deficiencies for any Tax have been claimed, proposed or assessed against either Partnership.  Sellers have not received written notice that any of the Tax Returns of either Partnership is under examination by any federal, state or local governmental authority.

3.15                           Brokers.  No broker or finder has been employed or retained by any Seller in connection with the transactions contemplated hereby or, to Sellers’ Knowledge, is in any way connected with the transactions contemplated hereby.

EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 3, NONE OF THE SELLERS MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WITH REGARD TO THE PARTNERSHIPS, THE SUBJECT PARTNERSHIP INTERESTS, THE REAL PROPERTY, THE SERIES C TIF BONDS, OR THE FINANCIAL CONDITION OF THE PARTNERSHIPS.

4.                                       REPRESENTATIONS AND WARRANTIES OF HGPI AND PURCHASERS.

To induce Sellers to enter into this Agreement, HGPI and each Purchaser hereby, jointly and severally, represents and warrants to Sellers as follows:

4.1                                 Authorization; Enforceability; No Violations.

(a)                                  HGPI is a corporation, and each Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  HGPI and each Purchaser has the requisite power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.  The execution, delivery and performance by HGPI and each Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on HGPI and each Purchaser’s part.

(b)                                 The execution and delivery by HGPI and each Purchaser of, and performance by HGPI and each Purchaser of its obligations under, this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby or thereby do not and will not violate any provision of any of the Organizational Documents of HGPI or either Purchaser, or of any resolution adopted by the members or manager(s) of either Purchaser or the board of directors of HGPI, or of any other agreement or instrument to which HGPI or either Purchaser is a party or by which HGPI or either Purchaser is bound, or to which any of HGPI’s or either Purchaser’s properties or assets is subject, or of any Applicable Law in such a manner that would not allow the transactions contemplated by this Agreement to be consummated.  HGPI and each Purchaser have duly executed and delivered this Agreement and, at the Closing, will have duly executed and delivered the other Transaction Documents to which it is a party. This Agreement constitutes, and the other Transaction Documents to which HGPI and each Purchaser is a party when executed and delivered by HGPI and such Purchaser will constitute, the legal, valid and binding obligation of HGPI and each Purchaser, enforceable against HGPI and each Purchaser in accordance with their terms, subject to bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

(c)                                  The execution and delivery by HGPI and each Purchaser of, and the performance by HGPI and each Purchaser of its obligations under, the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby or thereby, do not and will not breach or conflict with, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Applicable Law to which HGPI or either Purchaser may be subject.

4.2                                 Consents.  No Consent, authorization or order of, or filing or registration with, any Person is required to be obtained or made by HGPI or either Purchaser for the execution, delivery and performance by HGPI and each Purchaser of this Agreement or any of the other Transaction Documents to which it is a party or the consummation of any of the transactions contemplated hereby or thereby other than those that will have been made or obtained on or prior to the Closing Date.

4.3                                 Investment Intent.  Each Purchaser is acquiring the Subject Partnership Interests for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended.  Each Purchaser is an “accredited investor” as such term is defined in Rule 501(a) under such act.

4.4                                 Evaluation.  Each Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Subject Partnership Interests, the Real Property and the Series C TIF Bonds and, having been furnished with or given access to, and having reviewed or been given an opportunity to review, all such information as it has considered necessary, has concluded that it is able to bear these risks.  Except for the representations and warranties set forth in this Agreement, neither Purchaser has relied on any representations by any Seller, either Partnership or any of their respective members, managers, partners, directors, shareholders, trustees, officers, employees, agents, representatives, attorneys or affiliates in making the decision to acquire the Subject Partnership Interests and, indirectly, the Real Property and the Series C TIF Bonds.  HGPI and each Purchaser acknowledges and agrees that, except as set forth in this Agreement, Sellers make no representations or warranties, express or implied, with respect to the assets, liabilities, business, operations, condition (financial or otherwise) or prospects of either Partnership, the Subject Partnership Interests, the Real Property or the Series C TIF Bonds, all of which are accepted by Purchasers on an “as is, where is” basis.  In particular, and without limiting the generality of the foregoing, SELLERS DO NOT MAKE, AND HEREBY EXPRESSLY DISCLAIM, ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OF THE REAL PROPERTY OR OF ANY OTHER ASSET OF

EITHER PARTNERSHIP.

4.5                                 Brokers.  No broker or finder has been employed or retained by HGPI or either Purchaser in connection with the transactions contemplated hereby, or, to HGPI’s or either Purchaser’s knowledge, is in any way connected with the transactions contemplated hereby.

5.                                       COOPERATION, NOTICE AND OTHER COVENANTS.

5.1                                 Access and Investigation.  Between the date of this Agreement and the Closing Date, Sellers shall (a) afford Purchasers full and free access to the properties, contracts, books and records, and other documents and data, of each Partnership, (b) furnish Purchasers with copies of all such contracts, books and records, and other existing documents and data as Purchasers may reasonably request that are in the possession of any Seller or either Partnership, and (c) furnish Purchasers with such additional financial, operating, and other data and information as Purchasers may reasonably request to the extent in the possession of any Seller or either Partnership.  In that regard, Sellers shall make available to Purchasers complete and accurate copies of the Beal Mortgage Loan Documents, the Mortgages, any other documents in their possession relating to the Real Property, the environmental and physical condition of the Real Property and the Organizational Documents of the Partnerships.  Purchasers shall, jointly and severally, indemnify, defend and hold harmless, Sellers and the Partnerships from and against any and all costs, losses, claims, expenses, liabilities or obligations resulting from physical injury, property damage, mechanics’ or materialmen’s liens or otherwise caused directly or indirectly by Purchasers’ review and inspection of the Real Property, the Other Assets or any of the above described information.

5.2                                 Cooperation and Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each Seller and Purchaser shall cooperate with one another in timely giving all notices, making all filings and obtaining all Consents of Lender and any other third parties, if any, necessary to consummate the transactions contemplated hereby, and the parties hereto agree to execute and deliver such other documents, certificates, agreements and other writings, and to use commercially reasonable efforts to take, or cause to be taken, such other actions and to do, or cause to be done, all things necessary or desirable in order to satisfy the conditions set forth in Section 6 hereof and to consummate the transactions contemplated hereby on or prior to the Outside Closing Date (or, if applicable, the Extended Outside Closing Date) or as soon thereafter as reasonably practicable.

5.3                                 Consent of Lender.  Without limiting the generality of Section 5.2, each Seller and Purchaser acknowledges that the Consent of the Lender to the transactions contemplated hereby is required pursuant to the Beal Mortgage Loan Documents.  Each Seller and Purchaser shall execute and deliver such documents, certificates, agreements and other writings, and use commercially reasonable efforts to take, or cause to be taken, such actions, and do, or cause to be done, all things necessary or desirable in order to satisfy the conditions precedent to the granting of the consent of the Lender.  In the event the Consent of Lender is not received on or before July 15, 2003, or if Beal Bank requests, in exchange for its consent to the transactions contemplated by this Agreement, any substantial change in any of the Transaction Documents materially adverse to either Partnership, either Purchaser or any Seller, Purchasers or Sellers may terminate this Agreement by the delivery of written notice to the other, in which event, this Agreement, and the rights and obligations of the parties hereunder, shall immediately terminate, and this Agreement shall be of no further force or effect.

5.4                                 Notice of Certain Events.  Each Seller and Purchaser shall promptly notify the other of:

(i)                                     any notice or other communication from any Person, alleging that the Consent of such Person is or may be required in connection with the consummation of any of the transactions contemplated hereby or otherwise asserting any objection to any of the transactions contemplated hereby;

(ii)                                  any notice or other communication from any Governmental Authority in connection with the consummation of the transactions contemplated hereby;

(iii)                               any notice of any breach or inaccuracy of any of the representations and warranties made in this Agreement by any of the parties hereto; or

(iv)                              any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or otherwise affecting any party hereto that relate to the consummation of the transactions contemplated hereby.

5.5                                 Title Commitment and Survey.

(a)                                  Concurrently with the execution of this Agreement, Sellers shall provide Purchasers with a title insurance policy commitment (“Title Commitment”) issued in June 2003 covering the Real Property.  Sellers hereby represent and warrant that the Partnerships own fee simple title to the Real Property, subject to Permitted Exceptions.

(b)                                 As promptly as practicable after the date hereof, Sellers shall endeavor to deliver to Purchasers a current survey of the Real Property (the “Survey”), provided, however, that such survey shall not be required to be delivered to Purchasers at or prior to the Closing if such survey has not been completed prior to the Closing.  All costs of the Title Commitment and the Survey shall be borne by Sellers.

5.6                                 PGI Employees.  On the Closing Date, HGPI shall offer to hire Messrs. Bohdan Hirniak and Philip Waters (together, the “PGI Employees”) as employees of HGPI having responsibilities similar to their respective current responsibilities with PGI with an annual base compensation not less than the respective annual base compensation currently paid to such employees by PGI. HGPI shall also provide the PGI Employees with such health, welfare and other employee benefit plans, programs and policies that are provided to similarly situated employees of HGPI, subject to any waiting period requirements not to exceed 60 days with respect to participation and coverage requirements applicable to the PGI Employees, and PGI shall be responsible for and shall pay all amounts under such health, welfare and other employee benefit plans for such waiting period not to exceed 60 days.

5.7                                 Development.  For so long as the Prime Participation Interest is outstanding, Purchasers shall not, and shall cause the Partnerships not to, build structures on the Real Property for sale or rental.

5.8                                 Prime Freeman Road, L.L.C..  HDLP and Prime Freeman Road, L.L.C. (“PFR”) have entered into an Agreement for Sale of Real Estate dated June 11, 2003, with the Kirk Corporation for the sale of a portion of the Real Property (the “HDLP/Kirk Parcel”) and certain real estate owned by PFR (the “PFR Parcel”).  HDLP and PFR shall share the proceeds, net of all customary closing costs and expenses, of such sale based on the relative acreage of (a) the portion of the HDLP/Kirk Parcel that is zoned for residential use to (b) the PFR Parcel.  Payments of any release prices to lenders who hold mortgages that encumber either parcel shall be paid from the net proceeds otherwise payable to the owner of the parcel being released.  For example, if the residentially zoned portion of the HDLP/Kirk Parcel is 146.2 acres and the PFR parcel is 7.8 acres, HDLP’s share will be 94.94% and PFR’s share will be 5.06%.  If the net proceeds are $18,000,000 and PFR’s mortgage is $850,000, PFR’s share will be $910,800 of which $850,000 will be used to obtain the release, leaving $60,800 of proceeds.  HDLP’s share would be $17,089,200 from which the balance of the Beal Loan would be repaid.

6.                                       CONDITIONS PRECEDENT TO CLOSING.

6.1                                 Conditions to Sellers’ Obligations. The obligations of Sellers hereunder required to be performed on the Closing Date shall be subject to the satisfaction or at Sellers’ election, waiver, at or prior to the Closing, of the following conditions:

(a)                                  The representations and warranties of HGPI and Purchasers contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b)                                 Purchasers shall have performed and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by Purchasers at or prior to the Closing.

(c)                                  The Consent of the Lender to the transactions contemplated hereby shall have been obtained, and any and all conditions that must be satisfied under the Beal Mortgage Loan Documents for transfer and assignment of the Subject Partnership Interests as contemplated hereby shall have been satisfied.

(d)                                 Purchasers shall have, at Purchasers’ option, delivered to Sellers either (i) evidence of either the release of Sellers and all affiliates of Sellers (other than the Partnerships), effective as of the Closing Date, from all guaranties and other obligations under, pursuant to and with respect to the Beal Mortgage Loan Documents and the Beal Net Profits Assignment, or (ii) an unconditional indemnification agreement in a form reasonably acceptable to Sellers pursuant to which Purchasers agree to jointly and severally indemnify Sellers and all affiliates of Sellers from and against all losses suffered or incurred by reason of such guaranties or other obligations, including reasonable attorney fees and expenses, with such indemnification obligations to be guaranteed by HGPI on the same terms as the guarantee provided for in Section 8.12 below.

(e)                                  All governmental and regulatory approvals and clearances and all third-party Consents necessary for the consummation by Purchasers of the transactions contemplated hereby and by the other Transaction Documents shall have been obtained and shall be in full force and effect.

(f)                                    Sellers shall have received payment of the Purchase Price.

(g)                                 Sellers shall have received the Assignments, duly executed on behalf of Purchasers.

(h)                                 Sellers shall have received an opinion from Winston & Strawn, counsel to the Purchasers, in the form attached as Exhibit F.

(i)                                     Sellers shall have received an agreement, duly executed by Philip Waters and satisfactory to Sellers, terminating Mr. Waters’ employment agreements with PGI and releasing the Sellers from any claims.

(j)                                     Sellers shall have received such other certificates, instruments and documents in furtherance of the transactions contemplated by this Agreement as any Seller may reasonably request, which documents may include amendments to the Horizon Loan Documents.

6.2                                 Conditions to Purchasers’ Obligations.  The obligations of Purchasers hereunder required to be performed at the Closing shall be subject to the satisfaction or, at Purchasers’ election, waiver, at or prior to the Closing, of the following conditions:

(a)                                  The representations and warranties of Sellers contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b)                                 Sellers shall have performed and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by them at or prior to the Closing Date.

(c)                                  The Consent of the Lender on terms satisfactory to Purchasers to the transactions contemplated hereby shall have been obtained and shall be still in full force and effect on the Closing Date, and any amendments of the Beal Mortgage Loan Documents shall have been executed.

(d)                                 There shall not exist any Lien on the Subject Partnership Interests or on any assets owned by either Partnership other than the Permitted Exceptions and those disclosed in this Agreement or set forth in the Title Commitment.

(e)                                  Sellers shall have delivered to the Purchasers the following:  (i) a copy of each Partnership’s Organizational Documents, as amended through the Closing Date, and (ii) a certificate as to the good standing or active status of HDLP from the Secretary of State of the State of Illinois.

(f)                                    Purchasers shall have received delivery of the Assignments, duly executed on behalf of Sellers.

(g)                                 There shall have been no amendments to the HDLP Organizational Documents or the HMRV Organizational Documents since the date of this Agreement.

(h)                                 No Seller shall have made any sale of any portion of the Real Property from the date of this Agreement without the prior written consent of Purchasers.

(i)                                     No Seller shall have made, or permitted or suffered to be made, or suffered any changes in zoning from the date of this Agreement, without the prior written consent of Purchasers.

(j)                                     Neither Partnership shall have incurred, or suffered the Real Property to have incurred any additional mortgage indebtedness (other than interest accruing under the Mortgages) in addition to any amount outstanding as of the date of this Agreement.

(k)                                  There shall have been no material changes in the financial condition of either Partnership from the information set forth in Exhibit D except to the extent updated in Exhibit E.

(l)                                     Purchasers shall have received the Title Commitment set forth in Section 5.5.

(m)                               Purchasers shall have received an opinion from Schiff, Hardin & Waite, counsel to Sellers, in the form attached hereto as Exhibit G.

(n)                                 Purchasers shall have received an opinion from Robert J. Rudnik, counsel to the Sellers, in a form satisfactory to Purchasers.

(o)                                 Purchasers shall have received such other certificates, instruments and documents in furtherance of the transactions contemplated by this Agreement as Purchasers may reasonably request.

7.                                       REMEDIES.

7.1                                 Purchasers’ Remedies.  Except in the circumstances described in Section 7.3, in which case the sole and exclusive remedy of Purchasers is the default fee and the legal fees and expenses set forth in Section 7.3, if (a) any Seller shall fail to comply in any material respect with any of its obligations to be performed hereunder, and/or (b) any Seller breaches, in any material respect, any of such Seller’s representations or warranties contained in this Agreement, and neither Purchaser is otherwise in default or has failed to comply, in any material respect, with any of its obligations, Purchasers may, by written notice to Sellers, as Purchasers’ sole and exclusive remedy under this Agreement, at law and in equity, elect to either (i) terminate this Agreement by written notice to Sellers or (ii) if the Purchase Price has been paid and the Transaction Documents have been executed and delivered, pursue any other remedies available to Purchaser at law or in equity.

7.2                                 Sellers’ Remedies.  If (a) either Purchaser shall fail to comply in any material respect with any of its obligations to be performed hereunder and/or (b) either Purchaser breaches, in any material respect, any of such Purchaser’s representations or warranties contained in this Agreement and Sellers are not otherwise in default and have not failed to comply, in any material respect, with any of their obligations, Sellers may (i) terminate this Agreement by written notice to Purchasers, and/or (ii) pursue any other remedies available to Sellers at law or in equity.

7.3                                 Default Fee.  In the event (a) Purchasers are ready, willing and able to close on the purchase by Purchasers of the Subject Partnership Interests upon the terms and conditions set forth in this Agreement on or prior to the Outside Closing Date (or, if applicable, the Extended Outside Closing Date), and (b) all of the conditions to Sellers’ obligations to sell the Subject Partnership Interests upon the terms and conditions set forth in this Agreement on or prior to the Outside Closing Date (or, if applicable, the Extended Outside Closing Date) are satisfied, and (c) one or more of the Sellers fail to sell, transfer, convey and assign some or all of the Subject Partnership Interests to Purchasers on or prior to the Outside Closing Date (or, if applicable, the Extended Outside Closing Date), and (d) Purchasers terminate this Agreement, Sellers shall promptly pay Purchasers a default fee in the aggregate amount of Five Hundred Thousand Dollars ($500,000), and shall promptly reimburse Purchasers for all properly documented legal fees and expenses reasonably incurred by Purchasers or Howard M. Amster in connection with the transactions contemplated by this Agreement, including the loan and equity transaction between affiliates of Mr. Amster and affiliates of Purchaser.

7.4                                 Recovery of Litigation Costs.  If any action, suit or legal proceeding is sought, taken, instituted or brought by any party to this Agreement to enforce its rights under this Agreement, all costs, expenses and fees, including, without limitation, court costs and reasonable attorneys’ fees, of the prevailing party in such action, suit or proceeding shall be borne by the losing party.

8.                                       MISCELLANEOUS.

8.1                                 Notices. All notices, demands, requests, Consents, or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice.  Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile (with confirmation of successful transmission obtained); provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day.  Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely delivery of such notice to a reputable air courier service.

To any Seller:

The Prime Group, Inc.
77 West Wacker Drive
Suite 4200
Chicago, Illinois 60601
Attention:  Michael W. Reschke
Facsimile:  (312) 917-1511

with a copy to:
The Prime Group, Inc.
77 West Wacker Drive
Suite 4200
Chicago, Illinois 60601
Attention:  Robert J. Rudnik
Facsimile:  (312) 917-8442

To Purchasers:
Horizon Huntley LLC
Horizon Huntley Finance LLC
77 West Wacker Drive
Suite 4200
Chicago, Illinois 60601
Attention:  Gary J. Skoien
Facsimile:  312-917-0911

with a copy to:
Horizon Group Properties, Inc.
77 West Wacker Drive
Suite 4200
Chicago, Illinois 60601
Attention:  David R. Tinkham
Facsimile:  312-917-8440

To HGPI:
Horizon Group Properties, Inc.
77 West Wacker Drive
Suite 4200
Chicago, Illinois 60601
Attention:  David R. Tinkham
Facsimile:  312-917-8440

8.2                                 Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Illinois applicable to agreements made and to be performed within the State of Illinois, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Cook County, Illinois, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

8.3                                 Entire Agreement. This Agreement and the other Transaction Documents (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

8.4                                 Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by the parties hereto intending to be bound thereby.

8.5                                 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement.  Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred.  Any waiver may be conditional.  No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained.  No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

8.6                                 Titles and Headings.  Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

8.7                                 Exhibits and Schedules.  Each of the exhibits and schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by reference.

8.8                                 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of any Seller or Purchaser hereunder may not be assigned or delegated without the prior written consent of the other party.  This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns.  This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto.

8.9                                 Counterparts. This Agreement may be executed by facsimile and in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

8.10                           Financial Statements.  Sellers shall provide such reasonable cooperation as may be requested by Purchasers (including making available to Purchasers any applicable books and records of the Partnerships) in assisting Purchasers in the preparation by Purchasers or HGPI’s independent public accountants of audited financial statements for the Partnerships in order for HGPI to comply with any reporting requirements it may have with any Governmental Authority, including, without limitation, the Securities and Exchange Commission.  Purchasers shall be responsible and shall pay for only the first $20,000 of expenses incurred in fulfillment of the covenant set forth in the previous sentence.  Sellers shall also, if requested by HGPI’s independent public accountants, cause the president or the managing general partner of the administrative member of such Sellers, as the case may be, to issue to such independent public accountants, after being given a reasonable opportunity to review and comment on such audited financial statements, a customary representation letter regarding such audited financial statements with respect to fiscal periods ended on or prior to the Closing Date.

8.11                           Tax Returns and Tax Refunds.  Sellers shall file Tax Returns with respect to each Partnership for all periods prior to Closing (including any portion of a tax year) and shall pay all Taxes which are due pursuant to such Tax Returns or pursuant to any assessments received with respect thereto.  Purchasers shall file Tax Returns with respect to each Partnership for all periods from and after the Closing (including any portion of a tax year) and shall pay all Taxes which are due pursuant to such Tax Returns or pursuant to any assessments received with respect thereto.

8.12                           Guarantee.  HGPI hereby unconditionally and irrevocably guarantees to Sellers, without offset or deduction, (a) the prompt and full discharge when due by Purchasers and, with respect to Section 2.5, the Partnerships, of all of the Purchasers’ and the Partnerships’ payment obligations under this Agreement and the Prime Participation Interest in accordance with the terms hereof and thereof, the guarantee under this Section 8.12(a) constituting hereby a guarantee of payment and not of collection, and (b) the punctual and faithful performance by HGPI of each and every duty, agreement, covenant and other obligation of Purchasers and, with respect to Section 2.5, the Partnerships, under and in accordance with the terms of this Agreement and the Prime Participation Interest.  HGPI also hereby agrees that, if either Purchaser or Partnership fails to perform and discharge promptly all such obligations and liabilities in accordance with such terms, HGPI will, forthwith, upon demand, perform and discharge the same.  The obligations of the Purchasers and the Partnerships hereby guaranteed are hereinafter called the “Obligations”.  The unconditional obligation of HGPI hereunder will not be affected, impaired or released by any extension, waiver or amendment.  Without limiting the generality of the foregoing, HGPI specifically agrees that it shall not be necessary or required, and that it shall not be entitled to require, that Sellers file suit or proceed to obtain or assert a claim for personal judgment against either Purchaser or Partnership for the Obligations or make any effort at collection of the Obligations from either Purchaser or Partnership or foreclose against or seek to realize upon any security now or hereafter existing for the Obligations or file suit or proceed to obtain or assert a claim for personal judgment against any other party liable for the Obligations or make any effort at collection of the Obligations from any such other party or exercise or assert any other right or remedy to which any of them is or may be entitled in connection with the Obligations or any security or other guarantee therefor or assert or file any claim against the assets of either Purchaser or Partnership or other person liable for the Obligations, or any part thereof, before or as a condition of enforcing the liability of  HGPI under this Section 8.12 or requiring payment of said Obligations by HGPI hereunder or under the Prime Participation Interest, or at any time thereafter.

8.13                           Survival.  The representations and warranties made in this Agreement or in any certificate or agreement delivered in connection herewith shall terminate on December 31, 2004; provided, however, that any claims of a breach of any such surviving representation or warranty made in good faith prior to December 31, 2004 shall survive such date to the extent of the facts alleged in such claim.

8.14                           Knowledge.  The parties acknowledge and agree that if (a) Mr. Gary J. Skoien has actual knowledge (regardless of whether or not Bohdan Hirniak or Philip Waters have actual knowledge) of any breach or inaccuracy by Sellers of, or of any facts or circumstances the existence or omission of which would constitute a breach or inaccuracy of, any representation or warranty of Sellers contained in this Agreement, and (b) neither Mr. Michael W. Reschke nor Mr. Mark Cynkar has actual knowledge of such breach or inaccuracy, or of such facts or circumstances the existence or omission of which would constitute a breach or inaccuracy of, such representation or warranty, then Purchasers shall be deemed to have waived such breach or inaccuracy and neither Purchaser nor any of its successors, assigns or affiliates shall be entitled to sue for damages or to assert any failure of a condition or assert any other right or remedy for any losses arising from any matters relating to such breach, inaccuracy, fact or circumstance, notwithstanding anything to the contrary contained herein or in any certificate or agreement delivered pursuant hereto.

8.15                           Buy-Sell Procedures.

(a)                                  For a period of six (6) months (the “Exercise Period”) following the fifth (5th) anniversary of the Closing Date, either Sellers or Purchasers (such electing party, the “Exercising Party”) may elect to present a notice to the other party (the “Recipient Party”) that the Exercising Party chooses to proceed under this Section 8.15.  Concurrently with such notice, the Exercising Party shall deliver to the Recipient Party an offer (the “Offer”) setting forth a dollar purchase price attributable to one hundred percent (100%) of the assets (without regard to the Partnerships’ liabilities) of the Partnerships (the “Partnerships Value”) and agreeing to sell or purchase (as elected or deemed elected by the Recipient Party pursuant to clause (b) below) either the Purchasers’ interest in the Partnerships or the Prime Participation Interest, as applicable, at a price determined with reference to such Partnerships Value as described below.

(b)                                 Upon receipt of an Offer pursuant to the preceding subparagraph (a) the Recipient Party shall then be obligated either (i) to purchase the interest of the Exercising Party in the Partnerships for cash or (ii) to sell to the Exercising Party the interest of the Recipient Party in the Partnerships for cash, in either case at a purchase price based upon the Partnerships Value established under subparagraph (a) and calculated in accordance with the second to last sentence of subparagraph (c) of this Section 8.15 (the “Buy/Sell Purchase Price”).  The Recipient Party shall give written notice of its election under the preceding clause (i) or (ii) to the Exercising Party within sixty (60) days after receipt of the Offer.  If the Recipient Party fails to give such notice of its election within sixty (60) days after receipt of the Offer, it shall be deemed on such 60th day to have given notice of its election to sell its interests, and the Exercising Party shall be obligated to purchase the interest of the Recipient Party in accordance with this Section 8.15.  Within ten (10) days after receipt of notice from the Recipient Party elects to sell (or seventy (70) days after delivery of the Offer to the Recipient Party if it fails to give notice of its election within sixty days after receipt of the Offer), the Exercising Party shall deposit with an escrow agent mutually acceptable to both parties, twenty percent (20%) of the Buy/Sell Purchase Price in the form of cash  or a letter of credit issued by a reputable financial institution.  If the Recipient Party elects to purchase, within ten (10) days after providing notice of its election to purchase, it shall deposit with an escrow agent mutually acceptable to both parties twenty percent (20%) of the Buy/Sell Purchase Price, in the form of cash or a letter of credit issued by a reputable financial institution.

(c)                                  The closing of a purchase pursuant to this Section 8.15 shall be held at the principal office of the Partnerships on or before one hundred eighty (180) days after the giving (or deemed giving) of the written notice of the Recipient Party’s election under clause (i) or (ii) of the preceding subparagraph (b).  At such closing, the selling party shall assign to the purchasing party, by such instruments of transfer as may reasonably be requested by the purchasing party, the interest in the Partnerships to be sold free and clear of all claims liens, security interests and encumbrances and, at the request of the purchasing party, in order to properly set forth the record title to the assets of the Partnerships, shall convey and transfer to the purchasing party, with covenants of special warranty as to the selling party’s interest in the Partnerships, an undivided percentage interest in the assets of the Partnerships in the same percentage as the selling party’s percentage interest and execute all other documents that may be necessary to effectuate the purposes of this Section 8.15 and effectuate a smooth and efficient continuation of the affairs of the Partnerships.  At the closing, the purchasing party shall pay the Buy/Sell Purchase Price for such interest in the Partnerships in cash or by cashier’s or certified check issued by a bank reasonably acceptable to the selling party.  The purchase price to be paid by the purchasing party shall be equal to the sum, if any, which the selling party would receive if the assets of the Partnerships were sold for the Partnerships Value on the day prior to the date of the delivery of the Offer, the Partnerships dissolved and the proceeds of such hypothetical sale distributed to the Purchasers (if Sellers are the purchasing party) or to Sellers pursuant to the Prime Participation Interest (if Purchasers are the purchasing party) in accordance with this Agreement and the priorities set forth in the partnership agreement of each such Partnership.  If Sellers are the purchasing party under this Section 8.15, then at the closing, all principal and accrued interest owing by the partnership to the Purchasers and their Affiliates as a result of loans made to the Partnerships shall be paid in full, and the Purchasers and all of their Affiliates shall be released from all guarantees granted and obligations assumed by the Purchasers or any of their respective Affiliates in connection with such Purchaser’s interests in the Partnerships or in connection with the activities of the Partnerships or in lieu of the release, shall receive indemnification for any amounts owed by such party pursuant to such guarantees or obligations; such indemnification shall be provided by a party with sufficient financial wherewithal reasonably satisfactory to the indemnified party.

(d)                                 If either of the Exercising Party or Recipient Party is obligated pursuant to subparagraph (b) of this Section 8.15 to purchase the interest of the other in the Partnerships (including, if applicable, the Prime Participation Interest) and thereafter does not close the purchase of such interest pursuant hereto, then such party shall be deemed to be in default pursuant hereto and the other party, as its exclusive remedy in law and equity in respect of such default, shall be entitled to the Escrow Account as liquidated damages.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Partnership Interests Purchase Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

SELLERS:	THE PRIME GROUP, INC.

By:
Name:
Title:

HUNTLEY DEVELOPMENT COMPANY

By:
Name:
Title:

PRIME/HUNTLEY MEADOWS RESIDENTIAL, INC.

By:
Name:
Title:

PGLP HOLDINGS, L.L.C.

By:
Name:
Title:

PURCHASERS:	HORIZON HUNTLEY LLC

By:
Name:
Title:

HORIZON HUNTLEY FINANCE LLC

By:
Name:
Title:

HGPI:	HORIZON GROUP PROPERTIES, INC.

By:
Name:
Title:

EXHIBIT A
HUNTLEY DEVELOPMENT LIMITED PARTNERSHIP
HUNTLEY MEADOWS RESIDENTIAL VENTURE
HUNTLEY, ILLINOIS

INFORMATION
Partnerships:	Huntley Development Limited Partnership, an Illinois limited partnership (“HDLP”), and Huntley Meadows Residential Venture, an Illinois partnership (“HMRV”)

Real Estate:	Approximately 654.9 acres of land located in Huntley, Illinois, of which approximately 627.6 acres are owned by HDLP and approximately 27.3 acres are owned by HMRV

Mortgage Loan:

Loan, evidenced by that certain Amended, Restated and Increased Promissory Note, dated January 30, 2002, in the principal amount of $11,712,177.00, issued by HDLP payable to the order of Beal Bank, S.S.B., a savings bank organized under the laws of the state of Texas (“Beal Bank”), the repayment of which is secured by, among other things, (a) that certain Mortgage, Security Agreement and Assignment of Leases and Rents, dated as of October 27, 1999, as amended by (i) that certain First Amendment to Mortgage, Security Agreement and Assignment of Leases and Rents and Related Documents, dated as of December 29, 1999, (ii) that certain Second Modification and Extension Agreement, dated as of October 31, 2002, and (iii) that certain Third Modification and Extension Agreement, dated as of January 30, 2002, and (b) that certain Guaranty Agreement, dated as of October 27, 1999, issued by The Prime Group, Inc. in favor of Beal Bank.

Net Profits Interest:

Rights of Beal Bank under that certain Amended and Restated Agreement and Assignment of Net Profits Interest, dated as of October 27, 1999, among HDLP, HMRV and Beal Bank, as amended by that certain First Amendment to Amended and Restated Agreement and Assignment of Net Profits Interest, dated as of January 30, 2002, among HDLP, HMRV and Beal Bank (as amended, the “Net Profits Agreement”).  The performance by HDLP and HMRV of their obligations under the Net Profits Agreement are secured by, among other things, those certain separate Guaranties, each dated as of December 18, 1995, issued by Michael W. Reschke, Prime Group Limited Partnership, The Prime Group, Inc., Prime Group II, L.P. and Prime Group III, L.P. in favor of Beal Bank.

Series B TIF Bonds:

The payment of the indebtedness evidenced by the $14,000,000 Tax Increment Allocation Revenue Bonds (Huntley Redevelopment Project), Series B-1995, issued by the Village of Huntley, Illinois (the “Series B TIF Bonds”), is secured by a mortgage on approximately

84.2 acres of the Real Property owned by HDLP (the “Series B TIF Bonds Mortgaged Land”) as set forth in that certain Amended and Restated Mortgage and Security Agreement, dated as of December 14, 1999, issued by HDLP in favor of First Trust National Association (f/k/a U.S. Bank National Association), as Trustee for the holders of the Series B TIF Bonds (the “Series B Trustee”), for the benefit of the holders of the Series B TIF Bonds.  The rights of the Series B Trustee and Beal Bank with respect to Series B TIF Bond Mortgaged Land are set forth in that certain Amended and Restated Intercreditor Agreement, dated as of December 14, 1999, among HDLP, Beal Bank and the Series B Trustee.

Other Assets:	HDLP owns those certain $24,405,000 Tax Increment Allocation Revenue Bonds (Huntley Redevelopment Project), Series C-1995, issued by the Village of Huntley, Illinois.

The triangle property owned by HDLP and/or HMRV located at the corner of Maine Street and Route 47 in Huntley, Illinois.

The cash held in the escrow account in connection with the Series B TIF Bonds and maintained by the Series B Trustee, to the extent refunded or released to the Partnerships.

Other Material Recorded Documents:	Annexation Agreement with the Village of Huntley recorded July 10, 1996 as Document 96K049804, as amended by document numbers 97K 98K09529, 98K009530, 98K09535 and 98K09536.

Annexation Agreement recorded June 19, 1997 as document number 97K039792, as amended by document numbers 97K0472035 and 97K076150.

Redevelopment Agreement recorded March 10, 1994 as document number 94K021705.

Reciprocal Easement Agreement recorded June 27, 1995 as document number 95K34789.

Declaration of Covenants, Conditions, Restrictions and Easements for the Primepointe Business Park recorded December 7, 2000 as document number 2000K098308, as amended.

Declaration of Covenants, Conditions, Restrictions and Easements for the Huntley Business Park recorded August 2, 1996 as document number 96K055481, as amended.

Declaration of Covenants, Conditions, Restrictions and Easements for

the Huntley Village Green recorded June 24, 1998 as document number 98K055846, as amended.

Declaration of Covenants, Conditions, Restrictions and Easements for the Huntley Corporate Park recorded July 17, 1996 as document number 96K051417, as amended.

Declaration of Covenants, Conditions, Restrictions and Easements for the Huntley Automall recorded September 14, 1998 as document number 98K083298, as amended.

Tri-Party Sewer Improvement Agreement dated as of December 1, 1997 by and between the Village of Huntley, Del Webb Communities Inc., HDLP and HMRV.

Grant of Wetlands Mitigation Easement dated as of December 1, 1997 and recorded as document number 97K086253, by and between Del Webb Communities, Inc., HDLP, HMRV and American National Bank and Trust Company of Chicago, not personally but solely as trustee under a Trust Agreement dated March 1, 1999 and known as Trust Number 110482-04.

Two Declarations of Restrictive Covenants granted by HDLP, the first of which is dated November 21, 2000 and recorded as document number 2000K098693, and the second of which is dated November 21, 2000 and recorded as document number 2000K098690 (regarding wetlands).

Landscape and Utility Easement dated as of May 1, 1998 and recorded on July 20, 1998 as document number 98K064235, by and between HDLP and Del Webb Communities of Illinois, Inc.

Declaration of Restrictions and Grants of Easements between HDLP and Jewel Food Stores, Inc. dated September 17, 2001.

Memorandum of Site Development Agreement between HDLP and Jewel Food Stores, Inc. dated September 17, 2001.

Agreement for Sale of Real Estate dated June 11, 2003, among HDLP, Prime Freeman Road, L.L.C. (“PFR”) and the Kirk Corporation for the sale of a portion of the Real Property and certain real estate owned by PFR.

Series A TIF Bonds

Pending Sale Agreement:	One of the Partnerships and Prime Freeman Road, L.L.C. has entered into an agreement with a third party to sell a 254 acre tract of land located on North Jim Dhamer Drive in Huntley, Illinois which is primarily owned by the Partnership.  If the sale closes, the net proceeds from the sale will be allocated on a per square foot basis, but disregarding any land zoned as open space.

Other Outstanding Rights Or Obligations Related To Completed Land Sales:
1) Village of Huntley Well #7 site – Requirement exists to allow for uninterrupted access to well site from Route 47, Freeman Rd., or Oak Creek parkway. Access must be suitable for truck traffic.

2)                                      Commonwealth Edison Substation site – a) Requirement exists to allow for uninterrupted access to substation site.  b) Right of first refusal exists to repurchase site when it is no longer needed by ComEd if PGI is still contiguous owner. Repurchase price to be at market.

3)                                      Huntley Factory Shops – Right exists to purchase an approx. 1.3 acre strip contiguous to Automall.  Easement right exists for the location, construction and maintenance of a community monument sign at southeast corner of Shops site.

4) Duo-Fast/ITW – Zoning restriction to “O” Corporate Office on approximately 39.3 acres surrounding ITW.

5)                                      Weber Stephen – a) Obligation to build Second Access Road from subject site to Freeman Road.  Construction has started, and approximately $100,000 of work remains to be done.  b) Oak Creek Parkway cannot be extended to the east by Weber Stephen without PGI’s approval.  c) Right of first refusal to repurchase any unimproved land on or before 1/14/09.

6) Solarcrete – None

7)                                      Elgin Financial Services – a) Restriction on doing another freestanding bank deal along Rt. 47 frontage until 6/24/08.  b) EFS has access and cross easement rights to driveway and parking lot in Village Green.

8) Mobil/Culvers (Drendel) – a) PGI has easement at northwest corner of site for a community sign, b) site has access and cross easement rights to driveway and parking lot in Village Green.

9) Lakehead Pipeline Co. – PGI is allowed three crossings by rights-of-way of pipeline strip.

10) Peck Ford – None

11)                                Sherman/Friendship – a) PGI sold Sherman 17,250 gpd of treatment capacity at the West Treatment Plant, b) right of first refusal to repurchase unimproved property on or before June 13, 2010, c) prohibition on transfer of property to any party other than seller on or before June 13, 2005 and d) medical facility use restriction on other property owned by HDLP expiring no later than February 25, 2005, as more particularly described in Memorandum of Restrictive Covenants Agreement dated February 25, 1999 and recorded as document number 1999K023362.

12) Brookdale – PGI has sold Brookdale 28,375 gpd of treatment capacity at the West Treatment Plant.

13) Prime/Freeman Rd. L.L.C. – None

14) Eagle Inn/Niko’s – None

15) Prime Automotive – None

16) Inglese Box Co. – None

17)                                Rohrer Properties – Approximately $530,000 of infrastructure improvements are to be completed during the third and fourth quarters of 2003.  That amount is in an escrow account set up for that purpose.

18)                                Del Webb –a) $161,323.50 is owed Del Webb for their installation of a sanitary sewer which was the obligation of PGI.  This amount is to be reimbursed to Del Webb when PGI makes a connection into that sewer.  No time schedule is required and the amount does not inflate over time.  b) $1,350,789.55 is due Del Webb on March 29, 2004 as the Treatment Plant Cost Differential Payment for the 2000,000gpd capacity that was constructed at the West Plant on PGI’s behalf.  PGI may forego this payment and forfeit its right to some 115,000gpd of this treatment capacity.  c) If and when PGI elects to improve Henning Rd., from Prime Point Court to Jim Dhamer Drive, Del Webb is obligated to pay 50% of the improvement costs, d) PGI has an easement over approximately 60 acres of Del Webb land on which PGI is doing wetland mitigation to be able to fill wetlands on PGI property.  This mitigation site is approximately one half used.

19) Kirk/Wing Point – None

20)                                Jewel/Osco – a) PGI is to erect a sign at the corner of Rt 47/Oak Creek Pkwy.  For the benefit of Jewel.  The sign will cost approximately $51,000.  That amount is in an escrow account for that purpose. b) PGI is to construct the center entrance into Village Green off Rt. 47 upon completion of Phase II development of Village Green.  c) PGI responsible for southern access drive for Jewel unit center entrance is constructed. d) Jewel/Osco has cross easement rights across all entrance drives. e) retail restrictions are imposed upon applicable parcels in the shopping center.  Restrictions are specifically described in the Declaration of Restrictions and Grant of Easements Agreement dated September 21, 2001 and recorded as document number 475171.

HMRV holds a non-expiring option to purchase 20-28 acres in Phase III (south portion of Village Green), said acreage not being subject to any of the Jewel/Osco restrictions.

21) Right of First Offer granted to Prime Group Realty Trust.

Huntley Office Existing Contracts And Obligations:

Telephone
ComEd
NICOR
Orkin/exterminator
Landscape maintenance
Alarm system
Copier lease
Marengo Disposal
Postage Meter
Various periodicals
Engagement of Schiff Hardin & Waite, expert witnesses and local counsel

EXHIBIT B
LIST OF BEAL MORTGAGE LOAN DOCUMENTS

1.

Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of October 27, 1999, executed and delivered by Huntley Development Limited Partnership (“HDLP”) in favor of Beal Bank, S.S.B. (“Beal”)

2.	First Amendment to Mortgage, Security Agreement, Assignment of Leases and Rents and Related Documents, dated December 29, 1999, by and among HDLP, PGI and Beal
3.	Letter Agreement between HDLP and Beal, dated January 30, 2002, re: loan in the maximum amount of $11,712,177.00 from Beal to HDLP
4.	Amended, Restated and Increased Promissory Note in the principal amount of $11,712,177, issued by HDLP payable to the order of Beal, dated January 30, 2002
5.	Second Modification and Extension Agreement by and among HDLP, The Prime Group (“PGI”) and Beal, dated as of October 31, 2000,
6.	Third Modification and Extension Agreement among HDLP, PGI and Beal, as executed on behalf of HDLP and PGI, dated January 30, 2002
7.	Guaranty Agreement, dated as of October 27, 1999, issued by PGI in favor of Beal
8.	Amended and Restated Agreement and Assignment of Net Profits Interest, dated October 27, 1999, between HDLP, Huntley Meadows Residential Venture (“HMRV”) and Beal
9.

First Amendment to Amended and Restated Agreement and Assignment of Net Profits  Interest among HDLP, HMRV and Beal, as Executed on behalf of HDLP and HMRV,  and confirmed by Michael W. Reschke and on behalf of PGI, Prime Group Limited Partnership, Prime Group II, L.P. and Prime Group III, L.P., dated January 30, 2002

10.	Amended and Restated Intercreditor Agreement, dated as of December 14, 1999, among HDLP, Beal and U.S. Bank Trust National Association, as trustee

EXHIBIT C
LITIGATION

1.                                       Huntley Development Limited Partnership, an Illinois limited partnership, American National Bank and Trust Company of Chicago, as Trustee under Trust Agreement dated March 1, 1990 and known as Trust No. 110482-04, and Huntley Meadows Residential Venture, an Illinois join venture v. Huntley Investments, L.L.C., an Illinois limited liability company, Harris Bank of Woodstock, successor to the State Bank of Woodstock, as Trustee under Trust No. 4365, Floyd F. Drendel, as Trustee of the Floyd F. Drendel Trust No. 1, Margaret E. Drendel, as Trustee of the Margaret E. Drendel Trust No. 1, and Village of Huntley, an Illinois municipal corporation, Case No. 99 MR-92

EXHIBIT D
FINANCIAL STATEMENTS OF EACH PARTNERSHIP

See attached.

EXHIBIT E

See payables outstanding listed in Attachment 1